Exhibit 21

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary. Unless otherwise noted, all subsidiaries are 100% owned (directly or indirectly) by Consolidated Communications Holdings, Inc.

Name	State of Incorporation
Consolidated Communications, Inc.	Illinois
Consolidated Communications of California Company	California
Consolidated Communications Enterprise Services, Inc.	Delaware
Consolidated Communications of Pennsylvania Company, LLC	Delaware
East Texas Fiber Line, Inc. (63% ownership)	Texas
Consolidated Communications of Illinois Company	Illinois
Consolidated Communications of Iowa Company	Minnesota
Consolidated Communications of Minnesota Company	Minnesota
Consolidated Communications of Mid-Comm Company	Minnesota
Consolidated Communications of Fort Bend Company	Texas
Consolidated Communications of Texas Company	Texas
Crystal Communications, Inc.	Minnesota
Enventis Telecom, Inc.	Minnesota
IdeaOne Telecom, Inc.	Minnesota